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                                                                   Exhibit 5

                              BOSE McKINNEY & EVANS
                            2700 First Indiana Plaza
                          135 North Pennsylvania Street
                          Indianapolis, Indiana  46240
                                 (317) 684-5000


July 27, 1995

Duke Realty Investments, Inc.
Duke Realty Limited Partnership
8888 Keystone Crossing, Suite 1200
Indianapolis, Indiana  46240

Dear Sirs:

We are acting as counsel to Duke Realty Investments, Inc., an Indiana corporation (the "Company"), and Duke Realty Limted Partnership, an Indiana limited Partnership (the "Partnership"), in connection with the shelf registration by the Company and the Partnership of $360,000,000 in maximum aggregate offering price of (i)shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), (ii) shares of the Company's preferred stock ("Preferred Stock"), (iii) shares of Preferred Stock represented by depositary shares ("Depositary Shares") and (iv) debt securities of the Partnership ("Debt Securities") which may be guaranteed by unconditional and irrevocable guarantees thereof by the Company ("Guarantees"). The Common Stock, Preferred Stock, Depositary Shares, Debt Securities and Guarantees are the subject of a Registration Statement (the "Registration Statement") filed by the Company and the Partnership on Form S-3 under the Securities Act of 1933, as amended.

We have examined photostatic copies of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and of the Partnership's Amended and Restated Agreement of Limited Partnership, and such other documents and instruments as we have deemed necessary to enable us to render the opinion set forth below. We have assumed the conformity to the originals of all documents submitted to us as photostatic copies, the authenticity of the originals of such documents, and the genuineness of all signatures appearing thereon.

Based upon and subject to the foregoing, it is our opinion that:

(1) The Common Stock has been duly authorized by all necessary corporate action of the Company and when (a) the applicable provisions of the Securities Act of

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Duke Realty Investments, Inc.
Duke Realty Limited Partnership
July 27, 1995
Page 2


1933 and such state "blue sky" or securities laws as may be applicable have been complied with and (b) the shares of Common Stock have been issued, delivered, and paid for, such shares of Common Stock will be legally issued, fully paid, and nonassessable.

(2) The Preferred Stock has been duly authorized by all necessary corporate action of the Company and when (a) the applicable provisions of the Securities Act of 1933 and such state "blue sky" or securities laws as may be applicable have been complied with, (b) the Company's board of directors has adopted and the Company has duly filed with the Indiana Secretary of State an amendment to its amended and restated articles of incorporation establishing the preferences, limitations and relative voting and other rights of each series of Preferred Stock prior to issuance thereof and (c) the shares of Preferred Stock have been issued, delivered, and paid for, such shares of Preferred Stock will be legally issued, fully paid, and nonassessable.

(3) The Depositary Shares have been duly authorized by all necessary corporate action of the Company and when (a) a deposit agreement substantially as described in the Registration Statement has been duly executed and delivered by the Company and a depositary, (b) the depositary receipts representing the Depositary Shares in the form contemplated and authorized by such deposit agreement have been duly executed and delivered by such depositary and delivered to and paid for by the purchasers thereof in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement and
(c) all corporate action necessary for the issuance of such Depositary Shares and the underlying Preferred Stock has been taken (including but not limited to action establishing the preferences, limitations and relative voting and other rights of such Preferred Stock prior to issuance thereof), such Depositary Shares will be legally issued and will entitle the holders thereof to the rights specified in the depositary receipts and the deposit agreement relating to such Depositary Shares.

(4) The Debt Securities have been duly authorized by all necessary partnership action of the Partnership and the Guarantees have been duly authorized by all necessary corporate action of the Company and when (a) the applicable provisions of the Securities Act of 1933 and such state "blue sky" or securities laws as may be applicable have been complied with and (b) the Debt Securities and, if applicable, Guarantees have been issued and delivered for value as contemplated in the Registration Statement, such Debt Securities and Guarantees will be legally issued and will be binding obligations of the Partnership and the Company, respectively.

To the extent that the obligations of the Company under a deposit agreement or the obligations of the Company as guarantor and the Operating Partnership as obligor under an indenture may be dependent upon such matters, we have assumed for purposes of this opinion (i) that the applicable depositary or trustee, as the case may be, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the applicable deposit agreement or indenture, as the case may be, (ii) that such deposit agreement or indenture, as the case may be, has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of such depositary or trustee, as the case may be, enforceable in accordance with its respective terms, (iii) that such depositary or trustee, as the case may be, is in compliance, generally and with respect to acting as a depositary or trustee, respectively, under the applicable deposit agreement or indenture, with all applicable laws and regulations and
(iv) that such depositary or trustee has the requisite organizational and legal power and authority to perform its obligations under the applicable deposit agreement or indenture, as the case may be.

We do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States and the State of Indiana and, therefore, this opinion is limited to the laws of those jurisdictions.
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Duke Realty Investments, Inc.
Duke Realty Limited Partnership
July 27, 1995
Page 3


We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 filed under the Securities Act of 1933 relating to the Common Stock, Preferred Stock, Depositary Shares, Debt Securities and Guarantees.

Very truly yours,

BOSE McKINNEY & EVANS